Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 7 dated November 12, 2025 relating to the Ordinary Shares, par value NIS 0.02, of Nexxen International Ltd. shall be filed on behalf of the undersigned.

TOSCAFUND ASSET MANAGEMENT LLP By: /s/ Nick Emery
Name: Nick Emery
Title: Authorized Person

TOSCAFUND LIMITED By: /s/ Oliver Booth
Name: Oliver Booth
Title: Authorized Person

OLD OAKS HOLDINGS LIMITED By: /s/ Martin McKay
Name: Martin McKay
Title: Authorized Person

MARTIN HUGHES By: /s/ Martin Hughes